Exhibit 3.1

Amendment to the By-Laws of Abaxis, Inc.

Article VII (Shares of Stock), Section 7.1 (Form and Execution of Certificates) and Section 7.2 (Transfer of Shares) are hereby amended, effective this 25th day of July, 2007, to read in their entirety as follows:

Section 7.1 The shares of the corporation shall be represented by certificates, or shall be uncertificated. Certificates for shares of stock of the corporation shall be in such form and design as the Board of Directors shall determine and shall be signed in the name of the corporation by the Chairman of the Board, or the President or Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or any Assistant Secretary. Each certificate shall state the certificate number, the date of issuance, the number, class or series and the name of the record holder of the shares represented thereby, the name of the corporation, and, if the shares of the corporation are classified or if any class of shares has two or more series, there shall appear the statement required by the California Corporations Code.

Section 7.2 Shares of stock may be transferred in any manner permitted or provided by law. In the case of stock represented by certificate, before any transfer of stock is entered upon the books of the corporation, or any new certificate issued therefor, the older certificate, properly endorsed, shall be surrendered and cancelled, except when a certificate has been lost, stolen or destroyed.